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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Advantage Municipal Income Trust II (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                         Votes     Votes
    Matters                                               For     Withheld
    -------                                            ---------- ---------
    (1). Teresa M. Ressel............................. 38,638,174 1,114,410
         Larry Soll................................... 38,619,428 1,133,156
         Philip A. Taylor............................. 38,699,293 1,053,291
         Christopher L. Wilson........................ 38,664,543 1,088,041

    (2). David C. Arch................................      2,160         0